EXHIBIT 3.1

                           STATEMENT OF RESOLUTION
              ESTABLISHING SERIES E CONVERTIBLE PREFERRED STOCK
                       OF CARRINGTON LABORATORIES, INC.


   To the Secretary of State of Texas:

         Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, the undersigned corporation submits the following statement for the purpose of establishing and designating 2,000 shares of its Preferred Stock, par value $100 per share, as "Series E Convertible Preferred Stock" (the "Series E Shares") and fixing and determining the relative rights and preferences of the Series E Shares:

         1. The name of the corporation is Carrington Laboratories, Inc.

         2. Attached hereto as Exhibit A is a true and correct copy of the resolution establishing and designating the Series E Shares and fixing and determining the relative rights and preferences thereof.

         3. Such resolution was duly adopted by the Board of Directors of Carrington Laboratories, Inc. on September 19, 1996.

         4. Such resolution was duly adopted by all necessary action on the part of Carrington Laboratories, Inc.

         Dated:        October 11, 1996.

   CARRINGTON LABORATORIES, INC.




   By:
         Carlton E. Turner
         President and Chief Executive Officer

                                 EXHIBIT A

                     RESOLUTION OF THE BOARD OF DIRECTORS
                       OF CARRINGTON LABORATORIES, INC.

         RESOLVED, that, pursuant to authority vested in the Board of Directors of Carrington Laboratories, Inc. (the "Company") by the Restated Articles of Incorporation of the Company (the "Restated Articles of Incorporation"), the Board of Directors of the Company hereby establishes a series of preferred stock of the Company from the authorized shares of Preferred Stock, par value $100 per share, of the Company, to consist of 2,000 shares, and hereby fixes the designation, preferences, limitations, and relative rights of such series of preferred stock (in addition to the preferences, limitations, and relative rights set forth in the Restated Articles of Incorporation which are applicable to such series of preferred stock) as follows:

         1. Designation and Number. The distinctive designation of the series shall be the Series E Convertible Preferred Stock (the "Series E Shares"), and the number of Series E Shares which the Company shall have authority to issue is 2,000.

         2.    Certain Definitions.

         For purposes of this resolution, the following terms shall have the meanings indicated:

         "Base Date" shall mean the Date of Issuance of the first issuance of Series E Shares following the date of adoption of this resolution.

         "Common Shares" shall mean and include the shares of Common Stock, par value $.01 per share, of the Company as constituted on the date of adoption of this resolution and shall also include any class of shares of capital stock of the Company thereafter authorized that shall not be limited to a fixed sum or percentage in respect of the right of the holders thereof to receive dividends and to participate in the a s s ets of the Company distributable to shareholders upon any liquidation, dissolution, or winding up of the Company; provided, however, that the shares that the Company may distribute in payment of the Series E Dividend pursuant to Section 3 hereof and the shares into which the Series E Shares shall be convertible pursuant to Section 5 hereof shall mean and include, and, as used in Sections 3 and 5 hereof, the term "Common Shares" shall mean and include, only the Common Stock, par value $.01 per share, of the Company as constituted on the date of adoption of this resolution or, in the case of any reclassification of or change in the outstanding Common Shares (as defined in this proviso) as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such Common Shares as so reclassified or changed.

         "Conversion Date" shall mean (i) in the case of a conversion pursuant to Section 5(a) hereof, either (A) the date of receipt by the Company at the principal executive offices of the Company (or at such other place or places as may be designated by the Company) of the notice of such conversion required pursuant to Section 5(a) hereof, provided that the certificate or certificates for the Series E Shares to be converted pursuant to such conversion are surrendered to the Company as required by Section 5(a) hereof not later than the third business day immediately following the date of receipt by the Company of such notice of conversion, or (B) if the certificate or certificates for such Series E Shares are surrendered to the Company after such third business day, the date the option to convert is exercised as provided in the first sentence of Section 5(a) hereof, and (ii) in the case of a conversion pursuant to Section 5(c) hereof, the Maturity Date.

         "Conversion  Price"  shall  have  the  meaning  assigned to it in
   Section 5(d) hereof.

         "Current Market Price" of the Common Shares shall mean the average of the daily closing prices of the Common Shares for the three consecutive trading days immediately preceding the day in question. The closing price for each such trading day shall be the closing bid quotation for the Common Shares as reported for the principal national stock exchange or stock market on which the Common Shares are then listed, or, if not reported for such exchange or market, on the composite tape, or, if the Common Shares are not listed on any national stock exchange or stock market, the high bid quotation for the Common Shares in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotations System or a similar organization; provided, however, that if the Common Shares are not listed on any national stock exchange or stock market, and no such quotations are available, the closing price of the Common Shares shall be the then current fair market value of one full Common Share as determined in good faith by the Board of Directors of the Company.

         "Date of Issuance" shall mean, for any Series E Share, the date on which such Series E Share is originally issued.

         "Dividend Accrual Date" shall mean the second anniversary of the Base Date.

         "Dividend Payment Date" shall mean the Maturity Date.

         "Equivalent Value of Common Shares" shall mean, with respect to the Series E Dividend that becomes payable by the Company on the Dividend Payment Date, the number of Common Shares equal to (x) the aggregate amount of the Series E Dividend that the Company elects to pay in Common Shares divided by (y) the Conversion Price in effect on the Dividend Payment Date.

         "Junior Shares" shall mean (i) Common Shares and (ii) all those classes and series of preferred or special shares which, by the terms of the Restated Articles of Incorporation (as may be subsequently amended) or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Restated Articles of Incorporation (as may be subsequently amended), shall designate the special rights and limitations of each such class and series of preferred or special shares, shall be subordinate to the Series E Shares with respect to, for purposes of Section 3 hereof, the right of the holders thereof to receive dividends and, for purposes of Section 4 hereof, the right of the holders thereof to participate in the assets of the Company distributable to shareholders upon any liquidation, dissolution, or winding up of the Company.

         "Maturity  Date"  shall  mean  the  third anniversary of the Base
   Date.

         "Parity Shares" shall mean all those classes and series of preferred or special shares which, by the terms of the Restated Articles of Incorporation (as may be subsequently amended) or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Restated Articles of Incorporation (as may be s u b sequently amended), shall designate the special rights and limitations of each such class and series of preferred or special shares, shall be on a parity with the Series E Shares with respect to, for purposes of Section 3 hereof, the right of the holders thereof to receive dividends and, for purposes of Section 4 hereof, the right of the holders thereof to participate in the assets of the Company distributable to shareholders upon any liquidation, dissolution, or winding up of the Company.

         "Redemption" shall have the meaning assigned to it in Section 6(c) hereof.

         "Redemption  Price"  shall  have  the  meaning  assigned to it in
   Section 6(c) hereof.

         "Senior Shares" shall mean all those classes and series of preferred or special shares which, by the terms of the Restated Articles of Incorporation (as may be subsequently amended) or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Restated Articles of Incorporation (as may be s u b sequently amended), shall designate the special rights and limitations of each such class and series of preferred or special shares, shall be senior to the Series E Shares with respect to, for purposes of Section 3 hereof, the right of the holders thereof to receive dividends and, for purposes of Section 4 hereof, the right of the holders thereof to participate in the assets of the Company distributable to shareholders upon any liquidation, dissolution, or winding up of the Company.

         "Series  E  Dividend"  shall  have  the meaning assigned to it in
   Section 3(a) hereof.

         3.    Dividend.

         (a) Subject to the prior rights of the holders of Senior Shares, if any, the holders of the Series E Shares, in preference to the holders of Junior Shares, shall be entitled, in conjunction with any provision then being made for the holders of Parity Shares, if any, and subject to the further provisions of this Section 3, to receive, when, as, and if declared by the Board of Directors of the Company, in cash out of funds legally available therefor or in Common Shares legally issuable as dividends, or partly in cash and partly in Common

   Shares, at the option of the Company, dividends at but not exceeding the rate of $500.00 per Series E Share per annum, and no more (the "Series E Dividend"). The Series E Dividend shall be payable on the D i vidend Payment Date, such payment to be in respect of the twelve-month period commencing on the Dividend Accrual Date and ending on and including the day next preceding the Dividend Payment Date. Notwithstanding anything contained in this resolution to the contrary, no dividends shall be payable on the Series E Shares (i) during or in respect of any period prior to the Dividend Accrual Date or (ii) in respect of any period on and after the Maturity Date.

         (b) If the Company elects to pay the Series E Dividend (or any portion thereof) in Common Shares, the Series E Dividend (or portion thereof) payable in Common Shares shall be payable in the Equivalent Value of Common Shares. In such event, all Series E Shares on which the Series E Dividend is payable shall receive the same (or as nearly the same as is practicable) percentage allocation of the Equivalent
   Value of Common Shares distributed by the Company in payment of the Series E Dividend (or portion thereof), but each holder of Series E Shares will only be entitled to receive whole Common Shares and will not be entitled to receive any fractional Common Share or cash or other payment in lieu thereof.

         (c) The Series E Dividend shall be paid only on Series E Shares that are outstanding at both the record date (or, if no record is taken, the date as of which the holders of Series E Shares entitled to receive such dividend are determined) and the Dividend Payment Date.
   Subject to the other provisions of this Section 3, the Series E Dividend shall accrue and be cumulative on a day-to-day basis, whether or not declared, on each Series E Share from and after, but not before, the Dividend Accrual Date through and including the day next preceding the Dividend Payment Date. Cumulations of dividends on Series E Shares shall not bear interest. No dividends shall be paid on Series E Shares except as expressly permitted by this resolution.

         (d) The Company may at any time and from time to time pay dividends that are in arrears, except to the extent, if any, that the payment thereof is prohibited by applicable law, any provision hereof, or the Restated Articles of Incorporation (as may be subsequently amended). If the Company at any time pays less than the total amount of the stated dividends on the Series E Shares then accrued and payable, the Series E Shares and all Parity Shares, if any, shall share ratably in the amount of such payment in accordance with the amount of dividends that would be payable on such shares if all dividends were paid in full.

         (e) From and after the Dividend Accrual Date, as long as any Series E Shares are outstanding, no dividends whatsoever shall be declared or paid, and no distribution shall be made, on Junior Shares, other than a dividend or distribution payable in Junior Shares or in options, warrants, or other rights to purchase, or in securities convertible into or exchangeable for, Junior Shares, nor shall any Junior Shares be purchased, redeemed, or otherwise acquired by the Company or any subsidiary of the Company for consideration, unless all dividends on the Series E Shares shall have been paid or shall have been declared and an amount in cash and/or a number of Common Shares sufficient for the payment thereof set apart for such purpose.

         4.    Liquidation.

         (a) The Series E Shares shall be preferred as to assets over Junior Shares so that, in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series E Shares shall be entitled, in conjunction with any provision then being made for the holders of Parity Shares, if any, to have set apart for them or to be paid out of the assets of the Company, after payment or provision for payment of the debts and other liabilities of the Company and after provision for the holders of Senior Shares, if any, but before any distribution is made to or set apart for the holders of Junior Shares, an amount in cash equal to $10,000 per Series E Share (as adjusted for any stock split, reverse stock split, stock dividend, or similar event resulting in a change in the Series E Shares), plus an amount equal to all dividends accrued but unpaid on such Series E Share to the date that payment is made available to the holders of the Series E Shares. The holders of the Series E Shares shall not be entitled to any further payment in connection with the voluntary or involuntary liquidation, dissolution, or winding up of the Company. If, upon such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to the holders of the Series E Shares and the holders of Parity Shares, if any, shall be insufficient to permit the distribution in full of the amounts receivable as aforesaid by the holders of the Series E Shares and the amounts receivable by the holders of Parity Shares, if any, then all such assets of the Company shall be distributed ratably among the holders of the Series E Shares and the holders of Parity Shares, if any, in proportion to the amounts that each would have been entitled to receive if such assets were sufficient to permit distribution in full as aforesaid.

         (b) A Change in Control (as defined below) of the Company shall be deemed to be a liquidation, dissolution and winding up of the Company for the purposes of this Section 4. Upon the occurrence of a Change in Control of the Company, the holders of the Series E Shares shall be entitled to receive, in connection with such Change in Control, and in exchange for or pursuant to the conversion of the Series E Shares, an amount in cash equal to $10,000 per Series E Share (as adjusted for any stock split, reverse stock split, stock dividend, or similar event resulting in a change in the Series E Shares) plus an amount equal to all dividends accrued but unpaid on such Series E Share to the date of such Change in Control. The obligation of the Company to make such payment shall be subject to such limitations and restrictions as may then be imposed on the Company under applicable law or governmental regulation. The exchange or conversion of the Series E Shares pursuant to this Section 4(b) shall be subject to such procedures as may be adopted by the Company to facilitate such exchange or conversion.

         (c) For purposes of this Section 4, a "Change in Control" of the Company shall be deemed to have occurred upon consummation of:

               (i) any merger, consolidation, or reorganization of the Company (a "Transaction") in which the shareholders of the Company immediately prior to the Transaction do not, immediately after the Transaction, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of all votes to which all shareholders of the corporation issuing cash or securities in the Transaction (or of its ultimate parent corporation, if any) are entitled under ordinary circumstances in the election of directors, or in which the members of the Company's Board of Directors immediately prior to the Transaction do not, immediately after the Transaction, constitute a majority of the board of directors of the corporation issuing cash or securities in the Transaction (or of its ultimate parent corporation, if any); or

               (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions contemplated or arranged by any party as a single plan) of all or substantially all of the Company's assets.

         (d) Except as otherwise provided in this Section 4, neither the c o nsolidation nor merger of the Company with or into another corporation, nor the sale, lease, or transfer by the Company of any part of its assets, nor the reduction of the authorized or issued shares of the Company of any class, whether now or hereafter authorized, shall be deemed to be a liquidation, dissolution, or winding up of the Company for the purposes of this Section 4.

         5.    Conversion.

         (a) Subject to the terms and conditions of this resolution, the Series E Shares shall be convertible, at any time and from time to time commencing on the 60th day following the Base Date and prior to the Maturity Date, at the option of the holder thereof, into Common Shares by surrender of the certificate or certificates for the Series E Shares so to be converted at the principal executive offices of the Company (or at such other place or places as may be designated by the Company) at any time during normal business hours, together with notice that the holder elects to convert such Series E Shares, or a stated number of such shares, in accordance with the provisions of this Section 5. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for Common Shares shall be issued. The number of Common Shares that any such holder shall receive in return for the Series E Shares converted by such holder shall be computed by
   (i) multiplying (x) the sum of $10,000 (as adjusted for any stock split, reverse stock split, stock dividend, or similar event resulting in a change in the Series E Shares) times (y) the number of Series E Shares being converted, and (ii) dividing the result by the Conversion Price (as specified in Section 5(d) hereof) in effect on the Conversion Date of such conversion.

         (b) As promptly as practicable after exercise by any holder of Series E Shares of such holder's option to convert Series E Shares pursuant to the provisions of Section 5(a) hereof, the Company shall deliver or cause to be delivered to or upon the written order of such holder one or more certificates representing the number of Common Shares issuable upon such conversion, issued in such name or names as s u ch holder may direct, together with, if the certificate or certificates surrendered evidence a greater number of Series E Shares than the number of Series E Shares to be converted, one or more certificates evidencing the Series E Shares not to be converted, and together with any cash in respect of any fractional interest in a Common Share issuable upon such conversion. Each such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date of such conversion, and all rights of the converting holder as the holder of the Series E Shares surrendered for conversion shall cease at such time and the person or persons in whose name or names the certificate or certificates for the Common Shares issuable upon conversion are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time, except that, if the Conversion Date of such conversion is a date when the stock transfer books of the Company are closed, such person or persons shall be deemed to have become the holder or holders of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

         (c) Subject to the terms and conditions of this resolution, all Series E Shares outstanding on the Maturity Date shall automatically be d e emed to have been surrendered for conversion (and shall be automatically converted) into Common Shares on the Maturity Date. The number of Common Shares that each holder of such Series E Shares shall receive in return for each Series E Share deemed surrendered for conversion by such holder shall be computed by dividing (x) the sum of $10,000 (as adjusted for any stock split, reverse stock split, stock dividend, or similar event resulting in a change in the Series E Shares) plus an amount equal to all dividends accrued but unpaid on such Series E Share to the day next preceding the Maturity Date by (y) the Conversion Price in effect on the Maturity Date. Such conversion shall be deemed to have been made at 5:00 p.m., Dallas time, on the Maturity Date, and all rights of the holders of the Series E Shares as such holders shall cease at such time and the person or persons in whose name or names the certificate or certificates for the Common Shares issuable upon such conversion are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time, except that, if the Maturity Date is a date when the stock transfer books of the Company are closed, such person or persons shall be deemed to have become the holder or holders of such shares at the close of business on the next succeeding date on which the stock transfer books are open. As promptly as practicable after the certificates for the Series E Shares are actually surrendered for conversion at the principal executive offices of the Company (or at such other place or places as may be designated by the Company), the Company shall deliver or cause to be delivered to or upon the written order of the holder of such Series E Shares one or more certificates representing the number of Common Shares issuable upon such conversion as aforesaid, issued in such name or names as such holder may direct, together with any cash in respect of any fractional interest in a Common Share issuable upon such conversion.
         (d) The Conversion Price applicable to any conversion of Series E Shares pursuant to this Section 5 shall be an amount (rounded up to the nearest whole cent) equal to the lesser of (i) 120% of the Current Market Price of the Common Shares as of the Base Date (the "Base Conversion Price") and (ii) 87% of the Current Market Price of the Common Shares as of the Conversion Date of such conversion; provided that if the Company shall pay a dividend or make any other distribution to all holders of the Common Shares payable in Common Shares or shall subdivide its outstanding Common Shares into a greater number of shares, the Base Conversion Price in effect immediately prior thereto shall be proportionately reduced, and if the Company shall combine its outstanding Common Shares into a smaller number of shares, the Base C o nversion Price in effect immediately prior thereto shall be proportionately increased. An adjustment made pursuant to the proviso
   o f t he immediately preceding sentence shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

         (e) In case of (i) any reclassification of or change in the outstanding Common Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Company with or into another corporation (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification of or change in the outstanding Common Shares or a consolidation or merger as a result of which the Series E Shares are converted into cash, shares of stock or other securities or other property upon the effectiveness thereof), or (iii) any sale or conveyance to another entity of the assets of the Company as an entirety or substantially as an entirety (other than a sale or conveyance as a result of which the Series E Shares are exchanged for or converted into cash or other property pursuant to Section 4(b) hereof or otherwise), then, in each such case, appropriate provision shall be made, effective as of the effective date of any such reclassification, change, consolidation, merger, sale, or conveyance, as the case may be, whereby the holder of each Series E Share then outstanding shall have the right thereafter to convert such Series E Share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale, or conveyance by a holder of the number of Common Shares into which such Series E Share could have been converted immediately prior to such reclassification, change, consolidation, merger, sale, or conveyance. In each such case, appropriate adjustments shall be made in the application of the provisions of this resolution with respect to the rights and interests thereafter of the holders of the Series E Shares, to the end that the provisions of this resolution shall thereafter be applicable, as nearly as reasonably may be, to the shares of stock or other securities or property thereafter deliverable upon the conversion of Series E Shares. The above provisions of this
   Section 5(e) shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, and conveyances.

         (f) Whenever the Base Conversion Price is adjusted as provided in Section 5(d) hereof, then, in each such case, the Company shall promptly give to the holders of the Series E Shares, of record not more than 15 days before the date such notice is given, a notice stating the adjusted Base Conversion Price then and thereafter effective under this
   Section 5. An affidavit of the Secretary of the Company that any such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

         (g)   In case at any time:

                     (i) the Board of Directors of the Company shall declare a dividend (or any other distribution) on the Common Shares (other than a dividend or distribution payable in cash or Common Shares); or

                     (ii) the Board of Directors of the Company shall authorize the granting to all holders of the Common Shares of options, warrants, or rights to subscribe for or to purchase any shares of stock of any class or of any other options, warrants, or rights; or

                     (iii) the  Board  of  Directors  of the Company shall
               authorize any reclassification of the Common Shares (other than a subdivision or combination of the outstanding Common Shares or a change in par value, or from par value to no par value, or from no par value to par value), any consolidation or merger of the Company for which approval of any shareholders of the Company is required, or the sale or conveyance of all or substantially all the assets of the Company; or

                     (iv) the Board of Directors of the Company shall a u thorize the voluntary liquidation, dissolution, or winding up of the Company;

   then the Company shall cause to be given to each holder of Series E Shares, as promptly as possible but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, or granting of options, warrants, or rights, or, if a record is not to be taken, the date as of which the holders of Common
   Shares of record to be entitled to such dividend, distribution, or options, warrants, or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, conveyance, l i quidation, dissolution, or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common S h ares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, liquidation, dissolution, or winding up. Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii), and (iv) above.

         (h)   No  fractional  Common  Shares  shall  be  issued  upon the conversion of Series E Shares. If more than one Series E Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series E Shares so surrendered. If any fractional interest in a Common Share would, except for the provisions of this Section 5(h), be deliverable upon the conversion of any Series E Share or Shares, the Company shall, in lieu of delivering the fractional share therefor, pay to the holder of such surrendered Series E Share or Shares an amount in cash (computed to the nearest whole cent) equal to such fraction multiplied by the Current Market Price of the Common Shares as of the Conversion Date of such conversion.

         (i) The Company shall at all times reserve and keep available out of its authorized but unissued shares solely for the purpose of issue upon conversion of the Series E Shares, as provided in this
   Section 5, such number of Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series E Shares, and upon the issuance thereof upon conversion, all in accordance with the provisions of this Section 5, such Common Shares shall be validly issued, fully paid, and nonassessable.

         (j) The issuance of certificates for Common Shares shall be made without charge for any tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the converted Series E Shares, the Company shall not be required to issue or deliver any certificate or certificates unless (i) the holder has paid to the Company the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Company that such tax has been paid and (ii) the certificate for the Series E Shares surrendered for conversion shall be duly endorsed or accompanied by a duly executed stock power.

         6.    Redemption.

         (a) Notwithstanding anything contained in this resolution to the contrary, unless the approval of the shareholders referred to in clause (i) or (ii) below has previously been obtained, the Company shall not be required to issue any Common Shares pursuant to any optional or automatic conversion of Series E Shares under Section 5 hereof, and the Series E Shares shall not be convertible into Common
   Shares, if, and to the extent that, (i) the issuance of such Common Shares upon conversion, when taken together with all prior issuances of Common Shares pursuant to Section 3 or 5 hereof, would result in the issuance by the Company of a number of Common Shares equal to or greater than 20% of the number of Common Shares outstanding on the Base Date (a "20% Issuance"), and such 20% Issuance requires the prior approval of the shareholders of the Company pursuant to any rule, regulation, stated policy, practice or interpretation of the NASDAQ Stock Market applicable to the Company, or (ii) the Board of Directors of the Company determines in good faith that the issuance of such Common Shares upon conversion (whether or not constituting a 20% Issuance) otherwise requires the prior approval of the shareholders of the Company pursuant to any applicable rule, regulation, stated policy, practice or interpretation of any stock exchange or stock market on which the Common Shares are then listed or admitted to trading (such prior approval of the shareholders referred to in clauses (i) and (ii) above herein called the "Shareholder Approval Requirement").

         (b) Following the first conversion of Series E Shares (whether pursuant to Section 5(a) or 5(c) hereof) to which the provisions of
   Section 6(a) hereof are applicable, the Company (i) shall promptly give to all holders of the Series E Shares (determined of record not more than 15 days before the date such notice is given) a notice stating that the Company is unable to issue any Common Shares upon conversion of Series E Shares, and that the Series E Shares cannot be converted, without compliance with the Shareholder Approval Requirement, and (ii) shall take one of the following actions, at its election, within 20 days following the date of such notice:

               (i) the Company shall notify all such holders of the Series E Shares that it intends to seek shareholder approval pursuant to the Shareholder Approval Requirement, in which event the Company shall thereafter take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable to consider and vote on such matter; or

               (ii) the Company shall obtain from the stock exchange or stock market on which the Common Shares are then listed or admitted to trading a waiver of or exception to the Shareholder A p p r oval Requirement and shall commence any mailing to shareholders notifying them of such waiver or exception that is required by the rules of such stock exchange or stock market; or

               (iii) the Company shall notify all such holders of the Series E Shares that it is redeeming all outstanding Series E Shares pursuant to the following provisions of this Section 6;

   provided, however, that if the Company elects to seek shareholder approval pursuant to clause (i) above, and such shareholder approval is not obtained within 75 days following the date of the Company's notice to the holders of the Series E Shares that it intends to seek such shareholder approval, the Company shall promptly following the end of such 75-day period notify all holders of the Series E Shares that it is redeeming all outstanding Series E Shares pursuant to the following provisions of this Section 6. If the Shareholder Approval Requirement is complied with or if a waiver of or exception to the Shareholder Approval Requirement is obtained, the conversion rights of the holders of the Series E Shares shall be reinstated.

         (c) If the Company elects or is required to redeem the Series E Shares pursuant to Section 6(b) hereof, the Company shall redeem, out of funds legally available therefor, the whole of the Series E Shares (a "Redemption") at a price per Series E Share equal to $11,490 (as adjusted for any stock split, reverse stock split, stock dividend, or similar event resulting in a change in the Series E Shares) plus an amount equal to all dividends, if any, accrued but unpaid on such share to the earlier of the date fixed for redemption or the Maturity Date (the "Redemption Price").

         (d) The Company's notice of redemption pursuant to Section 6(b) hereof shall be given to each holder of record of the Series E Shares to be redeemed and shall specify the redemption date of such Redemption

   (which redemption date shall not be later than 20 days following the date of such notice of redemption), the place or places at which such Redemption shall be effected and the Redemption Price and shall call upon such holder to surrender to the Company, in the manner and at a place designated, the certificate or certificates representing the Series E Shares of such holder to be redeemed. No failure on the part of the Company to give any notice of redemption required to be given by it under this Section 6, and no defect in such notice or in the giving thereof, shall affect the validity of the proceedings for such Redemption, except as to a holder of Series E Shares (i) to whom the Company has failed to give such notice or (ii) whose notice was defective. An affidavit of the Secretary of the Company that notice of redemption has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

         (e) Notwithstanding anything contained in this resolution to the contrary, the obligation of the Company to redeem Series E Shares at any given time shall be subject to such limitations and restrictions as may then be imposed on the Company under applicable law or governmental regulation. If, on the date on which a Redemption is to be effected, the Company shall be unable, because of any applicable law or governmental regulation, to redeem the total number of Series E Shares to be redeemed on such date, the Company shall redeem, ratably among the holders of the Series E Shares to be redeemed, the maximum number of such Series E Shares (if any) which it shall be permitted to redeem under such law or regulation. At any time thereafter when funds of the Company are legally available for the redemption of Series E Shares, such funds shall immediately be used to redeem the balance of the Series E Shares that the Company has become obligated to redeem on any such date or dates but which it has not redeemed. If such funds are insufficient to redeem the total number of such Series E Shares, such Series E Shares shall be redeemed ratably among the holders of the Series E Shares.

         (f) F r o m and after the date fixed for a Redemption, notwithstanding that any certificate for Series E Shares to be redeemed in such Redemption shall not have been surrendered for cancellation, such Series E Shares shall no longer be deemed to be outstanding, dividends thereon, if any, shall cease to accrue from and after the earlier of the date so fixed or the Maturity Date, and all rights of the holders of such Series E Shares shall forthwith after such redemption date cease and terminate, excepting only the right of the holders thereof to receive the Redemption Price thereof, but without interest, upon the surrender of their respective certificates therefor; provided that if, on or after the date fixed in any notice as the date of redemption, the Company shall default in the payment of the Redemption Price of any Series E Share entitled to redemption upon the surrender of the certificate therefor, the dividend and all other rights of the holder of such share (other than any conversion rights) shall be reinstated retroactively to such redemption date.

         (g) From and after the date fixed for a Redemption, the Company shall, at the place or places specified in the notice of redemption, upon presentation and surrender to the Company by the holder thereof of one or more certificates representing the Series E Shares to be redeemed, deliver or cause to be delivered to or upon the written order of such holder, a sum in cash equal to the Redemption Price of each Series E Share of such holder to be redeemed, together with, if the certificate or certificates presented and surrendered by such holder represent a greater number of Series E Shares than the number of Series E Shares to be redeemed from such holder, one or more new certificates registered in the name of such holder and representing the Series E Shares not redeemed.

         (h) Except as provided in this Section 6, the Series E Shares are not subject to any mandatory redemption by the Company. Except as provided in Section 3(e) hereof, nothing in this resolution shall be deemed to prohibit the Company from purchasing or otherwise acquiring outstanding shares of its capital stock, whether now or hereafter authorized, at any time and in any manner not prohibited by applicable law.

         (i) The Company shall not be required to maintain any sinking fund for the redemption of Series E Shares pursuant to this Section 6.

         7.    Voting Rights.

         (a) The holders of the Series E Shares shall not be entitled by virtue of being such holders to vote on any matter submitted to a vote at a meeting of shareholders except as specifically otherwise provided by applicable statute and except as specified below in this Section 7.

         (b) So long as any Series E Shares remain outstanding, the affirmative vote or consent of the holders of at least 66-2/3% of the Series E Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting, shall be necessary to permit, effect or validate (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of Senior Shares or (ii) the amendment, alteration or repeal of any of the provisions of the Restated Articles of Incorporation which would materially and adversely affect any right, preference, privilege or voting power of Series E Shares or the holders thereof. The increase in the amount of authorized preferred stock of the Company or the authorization, creation and issuance, or increase in the authorized or issued amount, of Parity Shares or Junior Shares shall not be deemed to affect materially and adversely such rights, preferences, privileges or voting power.

         8.    Miscellaneous.

         (a) Series E Shares redeemed, purchased or otherwise acquired by the Company or converted pursuant to Section 5 hereof shall thereupon be deemed cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, par value $100 per share, of the Company (without serial designation) and may be reissued as Series E Shares or shares of any other series of Preferred Stock as shall be determined by the Board of Directors of the Company.

         (b) Any notice or other communication to be given under this resolution shall be in writing and shall be deemed to have been given if (i) delivered personally, (ii) mailed by registered or certified United States mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service or (iv) sent by telecopy or facsimile transmission, answer back requested, addressed as follows: if to the Company, at its principal executive offices to the attention of the President of the Company, and if to a holder of Series E Shares, at the last address of such holder as it shall appear on the register
   m a i n tained by or for the Company. Such notices and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the date of delivery as shown by the return receipt therefor or (iii) if sent by telecopy or facsimile transmission, when the answer back is received.